UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUTOIMMUNE INC.

(Exact name of registrant as specified in its charter)

Delaware	13-348-9062
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1199 Madia Street, Pasadena, CA	91103
(Address of Principal Executive Offices)	(Zip Code)

AutoImmune Inc. 2008 Stock Option Plan

(Full title of the plan)

Robert C. Bishop, Ph.D.

Chief Executive Officer

AutoImmune Inc.

1199 Madia Street, Pasadena, CA 91103

(Name and address of agent for service)

(626) 792-1235

(Telephone number, including area code, of agent for service)

Copies to:

Michelle L. Basil, Esq.

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, MA 02210-2604

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated Filer	☐

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	327,000 shares(1)	$1.14(2)	$372,780(2)	$20.80(2)

(1)	This Registration Statement covers up to 327,000 shares of common stock that may be issued under the AutoImmune Inc. 2008 Stock Option Plan. In accordance with Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement shall also be deemed to cover an indeterminate number of shares that may become issuable under the Plan as a result of a stock dividend, stock split, or other recapitalization.
(2)	Calculated based upon the weighted average of (i) 65,000 shares of common stock issuable at a price of $1.80 per share; (ii) 20,000 shares of common stock issuable at a price of $0.99 per share; (iii) 30,000 shares of common stock issuable at a price of $1.07 per share; and (iv) 212,000 shares of common stock assumed to be issuable pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, at a price of $0.96 per share, which is the average of the high and low sale prices of the Company’s common stock reported on the OTC Bulletin Board on March 24, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

AutoImmune Inc. (the “Company”) hereby incorporates by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”):

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed pursuant to Section
13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(b) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on December 9, 1992, as amended, pursuant to Section 12 of the Exchange Act.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of any post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, provided, however, that unless expressly incorporated by reference into the Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that any other subsequently-filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Michelle Basil, a partner in the firm of Nutter, McClennen & Fish, LLP, currently serves as Secretary of the Company. Nutter, McClennen & Fish, LLP serves as counsel to the Company and has rendered a legal opinion with respect to the validity of the shares of Common Stock offered hereunder.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended, which provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s Restated Certificate of Incorporation provides that the Company shall indemnify any director who, as a result of his acting as a director of the Company, was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by Delaware law. The Company’s Restated Certificate of Incorporation also provides that directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived an improper personal benefit.

In addition, the Company’s By-laws provide that the Company shall indemnify any person who was or is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of the company or is or was serving at the request of the Company as a director, officer, employee or agent of any other enterprise, including, without limitation, employee benefit plans, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding in the manner permitted by the Delaware General Corporation Law.

The Company’s By-laws also provide that the Company or a court of competent jurisdiction shall determine in each case whether the director or officer has met the standard of conduct precedent to indemnification under the By-laws, provided that specific authorization is not required if the director or officer has prevailed on the merits of the action.

Any repeal or modification of the indemnification provisions in the By-laws shall not adversely affect any rights or protection of a director or, in the case of the indemnification provisions, an officer of the Company existing at the time of repeal or modification with respect to acts or omissions prior to such repeal or modification. In addition, the company may, to the extent authorized from time to time by its Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those given to directors and officers.

The Company maintains an indemnification insurance policy covering all directors and officers of the Company. Pursuant to provisions of the Company’s By-laws, the Company’s obligation to indemnify its directors and officers shall be reduced by the amount of any insurance proceeds the director or officer receives.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the exhibit index immediately preceding the exhibits attached hereto.

Item 9.	Undertakings.

(1) The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post–effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof)

which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a) (i) and (a) (ii) shall not apply if the information required to be in a post–effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion if the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pasadena, State of California on this 26th day of March, 2009.

AUTOIMMUNE INC.

By:	/s/ Robert C. Bishop, Ph.D.
Robert C. Bishop, Ph.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert C. Bishop, Ph.D. Robert C. Bishop, Ph.D.	President, Chief Executive Officer and Director	March 26, 2009

/s/ Diane McClintock Diane McClintock	Director of Finance and Treasurer	March 26, 2009

/s/ Hugh D’Andrade Hugh D’Andrade	Director	March 26, 2009

/s/ Allan R. Ferguson Allan R. Ferguson	Director	March 26, 2009

/s/ John Fletcher John Fletcher	Director	March 26, 2009

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 30, 2006)

4.2	AutoImmune Inc. 2008 Stock Option Plan (incorporated by reference to Appendix A to our Definitive Proxy Statement filed on March 10, 2008)

5.	Opinion of Nutter, McClennen & Fish, LLP

23.1	Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm